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Centrum Industries, Inc.
Exhibit 21 - Subsidiaries of the Registrant

The direct and indirect subsidiaries of Centrum Industries, Inc. and their state or territory of incorporation are as follows as of June 10, 2000:

Name of Subsidiary                           State or Territory of Incorporation

McInnes Steel Company                        Pennsylvania
McInnes Services, Inc.                       Delaware
Erie Bronze & Aluminum Company               Pennsylvania
Eballoy Glass Products Company               Pennsylvania
McInnes International, Inc.                  U.S. Virgin Islands
Taylor Forge Company                         Tennessee
American Handling, Inc.                      Ohio
Northern Steel Company                       Washington
Micafil, Inc.                                Delaware
LaSalle Exploration, Inc.                    Ohio
Micafil - Axis, LLC (50% equity ownership)   Delaware